                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2)).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Rule 14a-12

                             CMS Energy Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

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     (4) Date Filed:

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

                               [CMS ENERGY LOGO]

                             CMS ENERGY CORPORATION
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 24, 2002

To Fellow Shareholders of CMS Energy Corporation:

The annual meeting of shareholders of CMS Energy Corporation will be held on Friday, the 24th day of May 2002, at 10:30 A.M., Eastern Daylight Saving Time, at the Dearborn Inn, 20301 Oakwood Boulevard, Dearborn, Michigan 48124. The purposes of the meeting are:

    (1) Electing a Board of Directors of 11 members;

    (2) Ratifying the appointment of independent auditors to audit the financial statements of CMS Energy Corporation for the year ending December 31, 2002; and

    (3) Transacting such other business as may properly come before the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2. The proxy holders will use their discretion on other matters that may arise at the annual meeting.

Our annual report to the shareholders for the year 2001, including the Form 10-K with our financial statements, has been furnished to you.

All shareholders are invited to attend the annual meeting. If you were a shareholder of record at the close of business on April 1, 2002, you are entitled to vote. Every vote is important. Please vote using a touch-tone telephone, the Internet, or by signing and returning the enclosed proxy card. You can help minimize costs by promptly voting via telephone or the Internet.

                                         Rodger A. Kershner
                                         Senior Vice President, General Counsel,
                                         and Secretary

CMS Energy Corporation
Fairlane Plaza South
Suite 1100
330 Town Center Drive
Dearborn, Michigan 48126

April 22, 2002

                                PROXY STATEMENT
                            ------------------------

                                  INTRODUCTION

The Board of Directors solicits your proxy for the annual meeting. The shares represented by your proxy will be voted as you direct if the proxy is returned prior to the meeting. You may revoke your proxy at any time before it is voted at the annual meeting.

As of December 31, 2001, CMS Energy Corporation's ("CMS") outstanding Common Stock ($.01 par value) consisted of a total of 132,988,989 shares. Each outstanding share is entitled to one vote on all matters which may come before the annual meeting. All shares represented by valid proxies will be voted at the annual meeting.

CMS has received a copy of Schedule 13G filed with the Securities and Exchange Commission (SEC) by J. P. Morgan Chase & Co., 270 Park Avenue, New York, New York, 10017. This schedule indicates that holdings of 7,937,483 shares, representing 6% of the outstanding shares of CMS Common Stock, were acquired in a fiduciary capacity in the ordinary course of business for investment purposes. CMS has also received a copy of Schedule 13G filed with the SEC by Wellington Management Company, LLP, 75 State Street, Boston, Massachusetts, 02109. This
schedule indicates that holdings of 7,720,400 shares, representing 5.8% of the outstanding shares of CMS Common Stock, were acquired in a fiduciary capacity in the ordinary course of business for investment purposes. Finally, CMS has received a copy of Schedule 13G filed with the SEC by College Retirement Equities Fund, 730 Third Avenue, New York, New York 10017. This schedule indicates that holdings of 6,692,941 shares, representing 5% of the outstanding shares of CMS Common Stock, were acquired in a fiduciary capacity in the ordinary course of business for investment purposes. To the knowledge of management, no other person or entity currently owns beneficially more than 5% of any class of CMS' outstanding voting securities.

The determination of approval of corporate action by the shareholders is based on votes "for" and "against". Abstentions and broker non-votes are not counted as "against" votes but are counted in the determination of a quorum.

                             ELECTION OF DIRECTORS

The nominees for directors of CMS and Consumers Energy Company ("Consumers") will hold office until the next annual meeting or until their successors are elected and qualified. Unless a shareholder withholds authority to vote for the election of directors as provided in the proxy, the returned proxy will be voted for the listed nominees. The Board of Directors has no reason to believe that the persons named will not be available but in the event any nominee is unable to serve, the proxy will be voted for a substitute nominee designated by the Board of Directors. All of the nominees are presently serving as directors.

WILLIAM T. MCCORMICK, JR., 57, has served as Chairman of the Board and Chief Executive Officer of CMS since it was incorporated in 1987 and as Chairman of the Board of Consumers since 1985. He is a director of Bank One Corporation, Rockwell International Corporation, and Schlumberger Ltd. He has been a director of CMS since 1987 and of Consumers since 1985.

JOHN M. DEUTCH, 63, has served since 1992 as Institute Professor of Massachusetts Institute of Technology (MIT), Cambridge, Massachusetts. On leave from MIT, he served as Director of Central Intelligence from 1995 through 1996, as U.S. Deputy Secretary of Defense from 1994 to 1995, and as Undersecretary of the U.S. Department of Defense from 1993 to 1994. He is a director of ARIAD Pharmaceuticals, Inc., Citigroup, Inc., Cummins Engine Company, Inc., Raytheon Company, and Schlumberger Ltd. He has been a director of CMS and of Consumers since 1997. He had previously served as a director of CMS and of Consumers from 1986 to 1993, when he resigned following his confirmation as Undersecretary of Defense.

JAMES J. DUDERSTADT, 59, has been President Emeritus and University Professor of Science and Engineering at the University of Michigan, Ann Arbor, Michigan, since 1996. He served as the President of the University of Michigan from 1988 to 1996. He is a director of Unisys Corporation, serves on the Executive Council of the National Academy of Engineering, and chairs the Nuclear Energy Research Advisory Committee of the Department of Energy. He has been a Director of CMS and of Consumers since 1993.

KATHLEEN R. FLAHERTY, 50, served from 1999 to 2001 as President and Chief Operating Officer of WinStar International. Previously, she served from 1998 to 1999 as President and Chief Operating Officer of WinStar Communications, Europe, from 1997 to 1998 as Senior Vice President, Product Architecture for MCI Communications Corporation, and from 1995 to 1997 as National Business Marketing Director for British Telecom. She has been a director of CMS and of Consumers since 1995.

EARL D. HOLTON, 68, has served since 1999 as Vice Chairman of Meijer, Inc., a Grand Rapids, Michigan based operator of food and general merchandise centers. He is also Chairman of the Board of Steelcase, Inc. Previously, he served from 1980 to 1999 as President of Meijer, Inc. He is a director of Meijer, Inc. and Steelcase, Inc. He has been a director of CMS and of Consumers since 1989.

DAVID W. JOOS, 49, has served since October 1, 2001 as President and Chief Operating Officer of CMS and Consumers. Previously, he served from 2000 to October 1, 2001 as Executive Vice President and Chief Operating
Officer -- Electric of CMS, from 1997 to 2000 as President and Chief Executive Officer -- Electric of Consumers, and from 1994 to 1997 as Executive Vice President and Chief Operating Officer -- Electric of Consumers. He is a director of Steelcase, Inc., Nuclear Management Company, the Michigan Colleges Foundation, Michigan Economic Development Corporation, Michigan Virtual University, and is a director and Vice Chairman of the Michigan Manufacturers Association. He has been a director of CMS and of Consumers since October 1, 2001.

WILLIAM U. PARFET, 55, has served since 1999 as Chairman and Chief Executive Officer of MPI Research, Inc., Mattawan, Michigan, a research laboratory conducting risk assessment toxicology studies. Previously, he served from 1995 to 1999 as Co-Chairman of MPI Research, and from 1993 to 1996 as President and Chief Executive Officer of Richard-Allan Medical Industries. He is a director of Pharmacia Corporation, Stryker Corporation, Apogent Technologies, Inc., Reptron Electronics, Inc., PAREXEL International Corporation, and Monsanto Company. He is also a Commissioner of the Michigan Department of Natural Resources. He has been a director of CMS and of Consumers since 1991.

PERCY A. PIERRE, 63, has served since 1990 as Professor of Electrical Engineering, Michigan State University, East Lansing, Michigan. He also served as Vice President for Research and Graduate Studies at Michigan State University from 1990 to 1995. Dr. Pierre is a former Assistant Secretary of the Army for Research, Development and Acquisition. He is also a former President of Prairie View A&M University. He is a director of Fifth Third Bank (Western Michigan) and the Whitman Education Group. He also serves as a member of the Boards of Trustees for the University of Notre Dame and Hampshire College. He has been a director of CMS and of Consumers since 1990.

KENNETH L. WAY, 62, has served since 1988 as Chairman of the Board of Lear Corporation, a Southfield, Michigan based supplier of automotive interior systems. In addition, he served from 1988 to 2000 as Chief Executive Officer of Lear Corporation. He is a director of Comerica, Inc. and WESCO International, Inc. He also serves as a member of the Boards of Trustees for Kettering University and the Henry Ford Health Systems. He has been a director of CMS and of Consumers since l998.

KENNETH WHIPPLE, 67, served from 1988 until his retirement in 1999 as Executive Vice President of Ford Motor Company, Dearborn, Michigan, a world-wide automotive manufacturer, and President of the Ford Financial Services Group. In addition, he served from 1997 to 1998 as Chairman and Chief Executive Officer of Ford Motor Credit Company. He had previously served as Chairman and Chief Executive Officer of Ford of Europe, Inc. from 1986 to 1988. He is a director of AB Volvo and a trustee of 13 J.P. Morgan Chase mutual funds. He has been a director of CMS and of Consumers since 1993.

JOHN B. YASINSKY, 62, served from 1999 until his retirement in 2000 as Chairman of the Board and Chief Executive Officer and continued as Chairman until February 2001 of OMNOVA Solutions Inc., Fairlawn, Ohio, a developer, manufacturer, and marketer of emulsion polymers, specialty chemicals, and building products. Previously, he served from 1995 to 1999 as Chairman, Chief Executive Officer and President of GenCorp. He is a director of A. Schulman, Inc. He has been a director of CMS and of Consumers since 1994.

         YOUR BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE.

                         MANAGEMENT SECURITY OWNERSHIP

    The following chart shows the ownership of CMS Common Stock by the directors and executive officers:

                                                  Shares
                  Name                      Beneficially Owned*
                  ----                      -------------------
William T. McCormick, Jr. ..............          243,429
John M. Deutch..........................           10,500
James J. Duderstadt.....................            5,693
Kathleen R. Flaherty....................            6,380
Earl D. Holton..........................           18,481
David W. Joos...........................           68,439
William U. Parfet.......................           14,100
Percy A. Pierre.........................            6,515
Kenneth L. Way..........................           16,399
Kenneth Whipple.........................            6,804
John B. Yasinsky........................           11,915
William J. Haener.......................           62,541
Alan M. Wright..........................           28,422
Tamela W. Pallas........................           26,541
Bradley W. Fischer......................           13,257
Christopher A. Helms....................           12,170
All Directors and Executive Officers....          902,505

* All shares shown above are as of December 31, 2001. In addition to the shares shown above, Mr. McCormick, Mr. Joos, Mr. Haener, Mr. Wright, Ms. Pallas, Mr. Fischer, Mr. Helms, and all other executive officers own options to acquire 709,000; 273,000; 192,000; 161,000; 101,000; 87,000; 60,000 and 889,495 shares, respectively. All options identified in this footnote are as of February 28, 2002.

Shares shown as beneficially owned include (1) shares to which a person has or shares voting power and/or investment power, and (2) the number of shares and share equivalents represented by interests in the Employees' Savings and Incentive Plan, the Deferred Salary Savings Plan, the Performance Incentive Stock Plan, and the Directors' Deferred Compensation Plan. The outside directors each own 10 shares of Preferred Stock of Consumers. The directors and executive officers together own less than 1% of the outstanding shares of CMS.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Federal securities laws require CMS directors and executive officers, and persons who own more than 10% of CMS Common Stock, to file with the SEC reports of ownership and changes in ownership of any securities or derivative securities of CMS. To CMS' knowledge, during the year ended December 31, 2001, CMS' officers and directors made all required Section 16(a) filings on a timely basis with three exceptions. Kenneth L. Way, a director, purchased CMS Common Stock in September 2001. CMS received timely notice of Mr. Way's purchase, but inadvertently failed to report the purchase until a Form 5 was filed with the SEC in February 2002. Rodney E. Boulanger, President and CEO of CMS Generation until his retirement at year-end 2001, sold CMS Common Stock in December 2001. Mr. Boulanger's sale was reported on a Form 5 filed with the SEC in February 2002. Frank Johnson, President and CEO of CMS Electric and Gas, completed a 401(k) intra-plan transfer out of the CMS Common Stock fund in September 2001. Mr. Johnson's transaction was reported on a Form 5 filed with the SEC in February 2002.

                        BOARD AND COMMITTEE INFORMATION

The Board of Directors of CMS met 10 times and Consumers' Board of Directors met 8 times during 2001. All incumbent directors attended more than 75% of the board and assigned committee meetings during 2001.

                                AUDIT COMMITTEES

    Members: William U. Parfet (Chair), John M. Deutch, James J. Duderstadt,
             Percy A. Pierre, and John B. Yasinsky.

    Meetings during 2001: CMS 4 - Consumers 4

    The primary functions of these committees are to:

    - Meet with representatives of the independent auditors from time to time during the year and after the completion of the annual audit of CMS' and Consumers' financial statements to review and discuss this audit, internal controls and other appropriate matters;

    - Review the activities of the Internal Audit Department;

    - Review the relationship of CMS' and Consumers' independent auditors with CMS and Consumers insofar as they perform nonaudit services;

    - Review and recommend to the Boards of Directors the appointment of independent auditors;

    - Report and make recommendations to the Boards of Directors; and

    - Perform its duties in a manner consistent with the Audit Committee Charter adopted by the Board of Directors.

                             NOMINATING COMMITTEES

    Members: John M. Deutch (Chair), James J. Duderstadt, Kathleen R. Flaherty,
             Percy A. Pierre, Kenneth L. Way, and Kenneth Whipple.

    Meetings during 2001: CMS 2 - Consumers 2

    The primary functions of these committees are to:

    - Conduct a continuing study of the size, structure, composition and compensation of the Boards;

    - Seek out possible candidates to fill Board positions;

    - Aid in attracting qualified candidates to the Boards;

    - Recommend, prior to the solicitation of proxies, a state of qualified candidates for election to the Boards at the annual meeting and, in case of any vacancies on the Boards, candidates to fill those vacancies;

    - Periodically review the director tenure policy and recommend modifications to the Boards of Directors.

    - Determine from time to time criteria for selection and retention of Board members; and

    - Consider and evaluate shareholders' recommendations of nominees for election to the Boards of Directors.

                    ORGANIZATION AND COMPENSATION COMMITTEES

    Members: Earl D. Holton (Chair), John M. Deutch, William U. Parfet, Kenneth
             L. Way, Kenneth Whipple, and John B. Yasinsky.

    Meetings during 2001: CMS 7 - Consumers 6

    The primary functions of these committees are to:

    - Review from time to time the executive organization of CMS and of Consumers;

    - Review from time to time the salaries and other compensation of all the officers of CMS and of Consumers;

    - Monitor the development of personnel for availability to fill key management positions as vacancies occur;

    - Establish goals annually under the Executive Incentive Compensation Plan;

    - Review and approve the incentive compensation payment schedule;

    - Administer CMS' Performance Incentive Stock Plan; and

    - Report and make recommendations to the Board of Directors.

             ENVIRONMENTAL AND CORPORATE RESPONSIBILITY COMMITTEES

    Members: Percy A. Pierre (Chair), James J. Duderstadt, Kathleen R. Flaherty,
             Earl D. Holton, and John B. Yasinsky.

    Meetings during 2001: CMS 2 - Consumers 2

    The primary functions of these committees are to:

    - Make recommendations to the Boards of Directors regarding significant environmental matters affecting CMS' and Consumers' operations;

    - Advise the Boards on the adoption and evaluation of policies designed to maintain CMS' and Consumers' position of corporate responsibility;

    - Review and monitor CMS' and Consumers' policies and objectives related to equal employment opportunity;

    - Review CMS' and Consumers' policies to comply with federal and state laws and regulations affecting personnel matters;

    - Review CMS' and Consumers' policies related to contributions and support of charitable, educational and community organizations; and

    - Report and make recommendations to the Board of Directors.

                              EXECUTIVE COMMITTEES

    Members: William T. McCormick, Jr. (Chair), John M. Deutch, Earl D. Holton,
             William U. Parfet, Percy A. Pierre and Kenneth Whipple.

    Meetings during 2001: CMS 0 - Consumers 1

    The primary functions of these committees are to:

    - Exercise the power and authority of the Boards of Directors as may be necessary during the intervals between meetings of the Boards of Directors, subject to such limitations as are provided by law or by resolution of the Boards.

                         FINANCE AND PENSION COMMITTEES

    Members: Kenneth Whipple (Chair), Kathleen R. Flaherty, Earl D. Holton,
             William U. Parfet, and Kenneth L. Way.

    Meetings during 2001: CMS 2 - Consumers 2

    The primary functions of these committees are to:

    - Give advice and counsel to the officers of CMS and Consumers with respect to the means for providing the funds required to carry out CMS' and Consumers' programs;

    - Review the financial policies including capitalization objectives, use of short-term financing and issuance of long-term securities;

    - Recommend to the Boards of Directors financial policies for CMS and Consumers;

    - Review the investment policies for all employee benefit funds with respect to assets being managed, including adequacy of funding;

    - Review quarterly the investment performance of each of the investment managers for all employee benefit funds of Consumers;

    - Report to the Board of Directors on findings regarding selection and retention of investment managers; and

    - Review the administration of the employee benefit plans.

                           COMPENSATION OF DIRECTORS

Directors who are not officers of CMS or Consumers received in 2001 an annual retainer fee of $30,000, and $1,500 for attendance at each Board meeting and $750 for attendance at each committee meeting. Committee chairs received $1,000 for attendance at each committee meeting. The Board of Directors in February 2002 set the same amounts for retainer and attendance fees to be paid in 2002. In 2001, all directors who were not officers of CMS or Consumers were granted 900 restricted shares of CMS Common Stock with a fair market value at time of grant of $26,316. In 2002, the number of restricted shares to be granted to each outside director will be reduced to 850, which reduction reflects CMS' and Consumers' disappointing 2001 financial performance. Directors are reimbursed for expenses incurred in attending Board or committee meetings. Directors who are officers of CMS or Consumers do not receive retainers or meeting fees for service on the Board or as a member of any Board committee. Pursuant to the Directors' Deferred Compensation Plan, a director of CMS or Consumers who is not an officer may, at any time prior to a calendar year in which a retainer and fees are to be earned, or at any time during the year prior to the month in which a retainer and fees are earned, irrevocably elect to defer payment for that year, or a portion thereof, through written notice to CMS or Consumers, of all or half of any of the retainer and fees which would otherwise be paid to the director, to a time following the director's retirement from the Board of Directors. Any amount deferred will either (a) accrue interest at either the prime rate or the rate for 10-year Treasury Notes (whichever is greater), (b) be treated as if it were invested as an optional cash payment in CMS' Stock Purchase Plan, or (c) be treated as if it were invested in a Standard & Poor's 500 stock index fund. Accrued amounts will be distributed in a lump sum or in five or ten annual installments in cash. Outside directors who retire with five years of service on the Board will receive retirement payments equal to the retainer. These payments will continue for a period of time equal to their years of service on the Board. All benefits will cease at the death of the retired director. Outside directors are offered optional life insurance coverage, business-related travel accident insurance, and optional health care insurance, and CMS and Consumers pay the premiums associated with participation by directors. The imputed income for the life insurance coverage in 2001 was:
Messrs. Deutch, $756; Duderstadt, $690; Holton, $1,953; Parfet, $504; Pierre, $756; Whipple, $1,746; Yasinsky, $759; and Ms. Flaherty, $120.

                             EXECUTIVE COMPENSATION

The following charts contain information concerning annual and long-term compensation and awards of stock options and restricted stock under CMS' Performance Incentive Stock Plan. The charts include the Chairman of the Board and Chief Executive Officer, the next four most highly compensated executive officers in 2001, the Chief Operating Officer - Gas, and the Chief Financial Officer/Chief Administrative Officer.

                           SUMMARY COMPENSATION TABLE

                                                                               Long-Term
                                                                            Compensation(1)
                                                                        ------------------------
                                                                          Awards       Payouts
                                                      Annual            ----------    ----------
                                                   Compensation         Securities    Long-Term
                                              ----------------------    Underlying    Incentive      All Other
   Name and Principal Position        Year      Salary       Bonus       Options      Payouts(2)    Compensation
   ---------------------------        ----      ------       -----      ----------    ----------    ------------
WILLIAM T. MCCORMICK, JR.             2001    $1,110,000    $      0     100,000       $112,271       $ 33,300(3)
Chairman and CEO, CMS                 2000     1,060,000     700,000     100,000        319,869         31,800(3)
and Chairman, Consumers               1999     1,000,000           0     100,000        796,497         30,000(3)

DAVID W. JOOS                         2001       637,500           0     100,000         35,907         19,125(3)
President and COO, CMS                2000       508,333     326,510      32,000         98,233         15,250(3)
and Consumers                         1999       465,000     319,366      32,000        227,915         13,950(3)

WILLIAM J. HAENER                     2001       509,167           0      40,000         26,930         15,275(3)
Executive Vice President              2000       406,667     322,459      22,000         83,977         12,200(3)
and COO - Natural Gas, CMS            1999       380,000           0      22,000        213,642         11,400(3)

ALAN M. WRIGHT                        2001       500,000           0      45,000         35,907         15,000(3)
Executive Vice President,             2000       417,500     249,374      28,000         98,233         12,525(3)
CFO and Chief Administrative          1999       360,000           0      28,000        244,140         10,800(3)
Officer, CMS and Consumers

TAMELA W. PALLAS                      2001       363,000     726,000      16,000              0         10,890(3)
President and CEO,                    2000       345,000     230,000      15,000              0        125,350(4)
CMS Marketing, Services               1999        57,500           0      50,000              0        225,862(5)
and Trading Company

BRADLEY W. FISCHER                    2001       383,333     257,400      41,000              0         11,500(3)
President and CEO,                    2000       310,000     179,115      16,000              0          9,300(3)
CMS Oil and Gas Company               1999       273,667     180,012      16,000              0          8,210(3)

CHRISTOPHER A. HELMS                  2001       386,042     134,300      16,000              0              0
President and CEO,                    2000       297,708     202,747      16,000              0              0
CMS Panhandle Companies               1999       198,615     155,749      16,000              0              0

(1) Aggregate non-performance based restricted stock granted prior to 2001 held as of December 31, 2001 by named officers was: Mr. Joos, 3,750 shares, with year-end market value of $90,112; Mr. Haener, 954 shares with year-end market value of $22,925; and Ms. Pallas, 7,500 shares with year-end market value of $180,225. Regular dividends were paid on such restricted stock.

(2) Market value of CMS Common Stock paid under CMS' Performance Incentive Stock Plan for three-year performance periods.

(3) Employer matching contribution to defined contribution plans.

(4) Employer matching contribution of $10,350 to defined contribution plans and award of CMS Common Stock with a value at time of grant of $115,000.

(5) Employer matching contribution of $862 to defined contribution plans and signing bonus of $225,000.

                            EMPLOYMENT ARRANGEMENTS

Agreements with the executive officers named above provide for payments equal to three times annual cash compensation if there is a change of control and adverse change of responsibilities, as well as payments equal to annual cash compensation if employment is terminated by the company, other than for cause, in the absence of a change of control. CMS and Consumers also provide long-term disability insurance policies for all executive officers which would provide payment of up to 60% of compensation in the event of disability.

                             OPTION GRANTS IN 2001

                                 Number of Securities    Percentage of Total    Exercise                   Grant Date
                                  Underlying Options     Options Granted to     Price Per    Expiration     Present
            Name                       Granted            Employees in 2001       Share         Date        Value(1)
            ----                 --------------------    -------------------    ---------    ----------    ----------
William T. McCormick, Jr. ...          100,000                   9.7             $31.04        3/21/11      $643,000
David W. Joos................           50,000                   4.8              31.04        3/21/11       321,500
David W. Joos................           50,000                   4.8              20.00       10/27/11       156,000
William J. Haener............           40,000                   3.9              31.04        3/21/11       257,200
Alan M. Wright...............           45,000                   4.3              31.04        3/21/11       289,350
Tamela W. Pallas.............           16,000                   1.5              31.04        3/21/11       102,880
Bradley W. Fischer...........           16,000                   1.5              31.04        3/21/11       102,880
Bradley W. Fischer...........           25,000                   2.4              29.57        6/23/11       160,750
Christopher A. Helms.........           16,000                   1.5              31.04        3/21/11       102,880

(1) The present value is based on the Black-Scholes Model, a mathematical formula used to value options traded on securities exchanges. The model utilizes a number of assumptions, including the exercise price, the underlying CMS Common Stock's volatility of 30.59% using weekly closing prices for a four and one half year period prior to grant date, the dividend rate of $0.365 per quarter, the term of the option, and the level of interest rates at 4.77%, equivalent to the yield of four-year Treasury Notes. However, the Model does not take into account a significant feature of options granted to employees under CMS' Plan, the non-transferability of options awarded.

        AGGREGATED OPTION EXERCISES IN 2001 AND YEAR-END OPTIONS VALUES

                                                                    Number of Securities     Value of Unexercised
                                    Shares Acquired     Value      Underlying Unexercised    In-the-Money Options
              Name                    On Exercise      Realized     Options at Year End       at Year End(1)(2)
              ----                  ---------------    --------    ----------------------    --------------------
William T. McCormick, Jr. ......        30,000         $141,393           619,000                  $997,040
David W. Joos...................             0                0           208,000                   426,460
William J. Haener...............             0                0           152,000                   174,960
Alan M. Wright..................        19,000          228,000           116,000                    63,270
Tamela W. Pallas................             0                0            81,000                   105,450
Bradley W. Fischer..............             0                0            67,000                         0
Christopher A. Helms............             0                0            42,000                         0

(1) All options listed in this table are exercisable. The named officers have no unexercisable options.

(2) Based on the December 31, 2001 closing price of CMS Common Stock as shown in the report of the NYSE Composite Transactions ($24.03).

                  LONG-TERM INCENTIVE PLANS -- AWARDS IN 2001

                                                                                  Estimated Future Payouts
                                                                                Under Non-Stock Price-Based
                                                                                     Plans (Shares)(1)
                                               Number of    Period Until    ------------------------------------
                   Name                         Shares         Payout       Threshold       Target       Maximum
                   ----                        ---------    ------------    ---------       ------       -------
William T. McCormick, Jr. .................     25,000       2-5 Years        6,250         25,000       37,500
David W. Joos..............................     14,000       2-5 Years        3,500         14,000       21,000
William J. Haener..........................     11,000       2-5 Years        2,750         11,000       16,500
Alan M. Wright.............................     11,000       2-5 Years        2,750         11,000       16,500
Tamela W. Pallas...........................      4,500       2-5 Years        1,125          4,500        6,750
Bradley W. Fischer.........................      4,000       2-5 Years        1,000          4,000        6,000
Christopher A. Helms.......................      4,000       2-5 Years        1,000          4,000        6,000

(1) Under CMS' Performance Incentive Stock Plan, awards of restricted stock for the above officers vest at the rate of 25% per year after two years and are subject to achievement of specified levels of total shareholder return over a three-year period. The target number of shares as shown above will be earned if 100% of the targeted average 12% annual total shareholder return is achieved. The threshold number of shares will be earned on achievement of 40% of the target, and the maximum number of shares will be earned on achieving 140% of the target.

                               PENSION PLAN TABLE

The following table shows the aggregate annual pension benefits at normal retirement date presented on a straight life annuity basis under CMS' qualified Pension Plan and non-qualified Supplemental Executive Retirement Plan (offset by a portion of Social Security benefits).

                                   Years of Service
               --------------------------------------------------------
Compensation      15         20         25          30           35
------------      --         --         --          --           --
 $  500,000    $157,500   $210,000   $247,500   $  285,000   $  322,500
    800,000     252,000    336,000    396,000      456,000      516,000
  1,100,000     346,500    462,000    544,500      627,000      709,500
  1,400,000     441,000    588,000    693,000      798,000      903,000
  1,700,000     535,500    714,000    891,500      969,000    1,096,500
  2,000,000     630,000    840,000    990,000    1,140,000    1,290,000

"Compensation" in this table is the average of Salary plus Bonus, as shown in the Summary Compensation Table, for the five years of highest earnings. The estimated years of service for each named executive is: Mr. McCormick, 26.20 years; Mr. Joos, 30.33 years; Mr. Wright, 20.76 years; Mr. Haener, 16.00 years; Ms. Pallas, 4.35 years; Mr. Fischer, 8.98 years; and Mr. Helms, 15.26 years.

                 ORGANIZATION AND COMPENSATION COMMITTEE REPORT

                            Compensation Philosophy

CMS' executive compensation program is directed by a committee composed entirely of independent outside directors. The Committee is responsible for determining and administering executive compensation policies and plans as well as reviewing and recommending officer appointments to the Board of Directors. The Committee also has the responsibility for approving both annual compensation and compensation awards under long-term stock ownership programs. Such programs seek to enhance the profitability of CMS and, hence, shareholder value by aligning the financial interests of CMS' officers with those of its shareholders. In doing so, the Committee relies to a large degree on incentive compensation including stock-related awards to attract and retain outstanding officers.

Compensation for Mr. McCormick and the other executive officers consists of (i) base salary, which is intended to be at the competitive median of the amounts paid to executives with equivalent positions at other energy companies of comparable size, and (ii) substantial annual and long-term incentive compensation closely tied to CMS' success in achieving earnings, stock appreciation and other performance goals. The incentive program is also designed to be competitive with plans of other comparable energy companies and variable "at risk" compensation is intended to be above median in years when CMS meets or exceeds its performance goals.

                              Annual Compensation

The Committee reviews the base salary of Mr. McCormick and the other officers and approves annual salaries for them based on industry, peer group, and national surveys and judgment as to the past and expected future contributions of each individual. In the case of Mr. McCormick, such judgment also involves the Committee's assessment of his past performance and its expectation as to his future contribution in leading CMS.

The annual incentive compensation (bonus) payment, if any, is based on CMS' success in meeting challenging earnings per share goals set by the Committee at the beginning of each year. In addition, individual performance goals are established for each executive officer for specific financial, operating and management achievements. Following the end of each year, the results on a corporate and individual basis are reviewed by the Committee to determine the appropriate awards. The Executive Incentive Compensation Plan has a threshold payout at 90% of the earnings per share goal and a maximum payout at 120% of goal. Under the Plan for 2001, CMS' performance did not achieve the minimum threshold of 90% of the earnings per share goal. Therefore, no payments were made under the Plan for any CMS corporate officers; however, there were several officers of subsidiary companies that received bonuses based on the performance of their business units.

                             Long-Term Compensation

The last element of executive compensation considered by the Committee during each year is long-term incentive awards in the form of stock options and restricted stock awards under CMS' Performance Incentive Stock Plan. The Committee believes such awards are desirable in encouraging CMS Common Stock ownership by executives, thus linking their interests directly to that of other shareholders. Therefore, in 2001, the Committee decided to grant stock options with an exercise price equal to the CMS Common Stock market price on the date of the grant to the officers, including those shown in the above charts. Options have been granted annually, usually for approximately the same number of shares. The Committee believes grants should be made annually on a generally consistent basis. In determining grants, the Committee weighed a number of factors including prior grants and corporate performance.

The Committee also awarded performance-based restricted stock which will vest at the rate of 25% per year after two years, with 100% vested after five years. However, the nominal restricted stock award will be paid only if the average annual shareholder return target of 12% is achieved for each three-year performance period. If the average annual shareholder return is less than the target, then the award will be smaller, and if the return is greater than the target, then the award will be larger.

                           Compensation Deductibility

The Committee has reviewed CMS' compensation plans and the applicability of
Section 162(m) of the Internal Revenue Code and regulations thereunder dealing with federal income tax deductibility for compensation in excess of $1 million. The Committee believes that bonus awards under the Executive Incentive Compensation Plan and awards of stock options and vesting of performance-based restricted stock under the Performance Incentive Stock Plan are considered deductible compensation under the regulations under Section 162(m), because they are based on pre-established performance goals and the plans have been approved by shareholders.

                            Compensation Consultant

In connection with its ongoing independent review of executive compensation, the Committee has retained Hewitt Associates, a recognized compensation and benefit consultant, to assist the Committee in evaluating the appropriateness and competitiveness of its compensation policies and programs.

Submitted by the Organization and Compensation Committee: Earl D. Holton (Chair), John M. Deutch, William U. Parfet, Kenneth L. Way, Kenneth Whipple, and John B. Yasinsky.

                             AUDIT COMMITTEE REPORT

CMS' and Consumers' audit activities are directed by committees composed entirely of independent outside directors. The Committees are responsible for overseeing the preparation of external financial reports, the adequacy of internal audit controls, the audit process, the independence and performance of the independent auditors, and compliance with legal and regulatory requirements.

We have reviewed and discussed with management CMS' and Consumers' audited financial statements as of and for the year ended December 31, 2001.

We have discussed with the independent auditors of the 2001 financial statements, Arthur Andersen LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the letter from those independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with Arthur Andersen the auditors' independence.

We have considered the provision of all of Arthur Andersen's services to CMS and Consumers in 2001 and the fees paid for all such services, and have concluded that all current arrangements are compatible with maintaining the independence of Arthur Andersen LLP.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

Submitted as of February 22, 2002 by the Audit Committee: William U. Parfet (Chair), John M. Deutch, James J. Duderstadt, Percy A. Pierre, and John B. Yasinsky.

                        INDEPENDENT AUDITOR COMPENSATION

                                   Audit Fees

The aggregate fees billed by Arthur Andersen for professional services rendered for the audit of the CMS annual financial statements for the year 2001 and for the reviews of the 2001 quarterly financial statements were $1,630,000. The Consumers portion of this total was $450,000.

          Financial Information Systems Design and Implementation Fees

No fees were billed to CMS or Consumers by Arthur Andersen for 2001 professional services related to financial information systems design and implementation.

                                 All Other Fees

The aggregate fees billed to CMS by Arthur Andersen for services in the year 2001 other than the audit services discussed above was $3,926,779. The Consumers portion of this total was $409,093. While these charges were not audit fees per se, a portion of "All Other Fees" was related to audit services. $1,080,780 of the "All Other Fees" total, or about 28%, were for audit-related services. The Consumers portion of these audit-related fees was $278,550, or 68% of Consumers total "All Other Fees." These audit-related fees are charges for services traditionally performed by the independent auditor or that can only be performed by the independent auditor. Examples of audit-related services include accounting assistance on proposed financing transactions, review of documents filed with the SEC, and audits of benefit plans.

            RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee recently concluded that the ability of Arthur Andersen, LLP to serve as CMS' independent auditors for the year ending December 31, 2002 is adversely affected by well publicized, recent developments and recommended to the Board of Directors the replacement of Arthur Andersen as CMS' independent auditors. On the recommendation of the Audit Committee, the Board of Directors has decided to select replacement independent auditors from among nationally recognized auditing firms. The Audit Committee has initiated a search for a new independent auditor from among such firms and anticipates that a replacement will be appointed by the Board and announced by the time of the annual meeting of shareholders. Shareholders are advised that holders of the proxies will vote in their discretion to ratify any decision of the Board prior to the annual meeting to retain such replacement independent auditors. In the event replacement independent auditors are not selected by the time of the annual meeting, the Board will make a selection as soon as possible thereafter.

Arthur Andersen served as CMS' independent auditors for the year 2001. Representatives of Arthur Andersen will be invited to attend the annual meeting of shareholders and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions. The new independent auditors will also be invited to attend, to make a statement, if they desire to do so, and to answer questions.

The Board of Directors and the Audit Committee have the responsibility to evaluate and, if necessary, the Board has the authority to replace CMS' independent auditors even after, or absent, shareholder ratification. This statement of the Board's and the Audit Committee's authority is set forth in the CMS Audit Committee Charter: "The independent accountants are ultimately accountable to the Board and the [Audit] Committee; therefore, the [Audit] Committee and the Board shall have the authority and responsibility to select, evaluate and, when appropriate, replace the independent accountants." The Audit Committee Charter, which was included as an appendix to the 2001 CMS Proxy Statement, together with language substantially the same as that quoted above, are required for companies like CMS that are listed on the New York Stock Exchange.

Approval of this proposal requires the affirmative vote of a majority of the shares of CMS Common Stock voting on the proposal.

            YOUR BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE
                      APPOINTMENT OF INDEPENDENT AUDITORS

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
     AMONG CMS ENERGY CORPORATION, S&P 500 INDEX & DOW JONES UTILITY INDEX

                              [PERFORMANCE GRAPH]

                               INDEXED RETURN
                   ---------------------------------------
  COMPANY/INDEX    1996   1997   1998   1999   2000   2001
  -------------    ----   ----   ----   ----   ----   ----
CMS ENERGY         100    135    153    102    111     89
S & P 500          100    133    171    208    189    166
DOW JONES UTILITY  100    123    146    138    208    154

Total return assumes reinvestment of dividends.

Fiscal years ending December 31.

Assumes the value of the investment in CMS Common Stock and each index was $100 on December 31, 1996.

                        2003 PROXY STATEMENT INFORMATION

A shareholder who wishes to submit a proposal for consideration at the 2003 annual meeting pursuant to the applicable rules of the SEC must send the proposal to reach CMS' Corporate Secretary on or before December 21, 2002. In any event if CMS has not received written notice of any matter to be proposed at that meeting by March 6, 2003, the holders of the proxies may use their discretionary voting authority on any such matter. The proposals should be addressed to: Mr. Rodger A. Kershner, Senior Vice President, General Counsel, and Secretary, Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126.

                                 OTHER MATTERS

The Board of Directors does not know of any other matters that might be presented to the meeting except matters incident to the conduct of the meeting. However, if any other matters (including matters incident to the conduct of the meeting) do come before the meeting, it is intended that the holders of the proxies will vote thereon in their discretion.

The cost of solicitation of proxies will be borne by CMS. Proxies may be solicited by officers and other employees of CMS or its subsidiaries or affiliates, personally or by telephone, facsimile, Internet, or mail. CMS has arranged for Morrow & Co., Inc., 445 Park Avenue, New York, New York 10022, to solicit proxies in such manner, and it is anticipated that the cost of such solicitations will not exceed $20,000, plus incidental expenses. CMS may also reimburse brokers, dealers, banks, voting trustees or other record holders for postage and other reasonable expenses of forwarding the proxy material to the beneficial owners of CMS Common Stock held of record by such brokers, dealers, banks, voting trustees or other record holders.

Shareholders can submit recommendations of nominees for election to the Boards of Directors. Shareholders' recommendations will be provided to the Nominating Committees for consideration. The recommendations must be accompanied by the consent of each of the recommended nominees to act as a director. Shareholders should send their written recommendations of nominees to Mr. Rodger A. Kershner, Senior Vice President, General Counsel, and Secretary, at the address noted above.

In some instances, only one annual report or proxy statement is being delivered to multiple security holders sharing an address unless the company has received contrary instructions from one or more of the shareholders. A shareholder wishing to receive a separate annual report or proxy statement can so notify the company at the address or telephone number below. Similarly, shareholders currently receiving multiple copies of these documents can request the elimination of duplicate documents by contacting the company at Investor Services, 212 W. Michigan Ave., Jackson, MI 49201, telephone 517.788.1868.

[CMS ENERGY LOGO]

                               COMMON STOCK PROXY
                       SOLICITED BY THE BOARD OF DIRECTORS
                       FOR ANNUAL MEETING OF SHAREHOLDERS

The undersigned appoints WILLIAM T. MC CORMICK, JR. and RODGER A. KERSHNER, and each of them, proxies with full power of substitution, to vote on behalf of the undersigned at the annual meeting of shareholders of CMS Energy Corporation to be held at the Dearborn Inn, 20301 Oakwood Boulevard, Dearborn, Michigan, at 10:30 AM on May 24, 2002 and at any adjournment or adjournments thereof. Said proxies, and each of them present and acting at the meeting, may vote upon the matters set forth on the reverse side hereof and with discretionary authority on all other matters that come before the meeting; all as more fully set forth in the Proxy Statement received by the undersigned. The shares represented hereby will be voted on the proposals as specified. IF THIS PROXY IS RETURNED SIGNED BUT NOT COMPLETED, IT WILL BE VOTED IN FAVOR OF THE ELECTION OF DIRECTORS AND THE RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS.






                                        PLEASE VOTE, SIGN AND DATE THIS PROXY ON
                                        THE REVERSE SIDE.




                                        THANK YOU FOR YOUR PROMPT RESPONSE.




                                   PLEASE VOTE, SIGN AND DATE BELOW

--------------------------------------------------------------------------------------------------------------------------------
[ ]     TO VOTE AS RECOMMENDED by the Board of Directors on all items, PLEASE MARK THIS BOX, SIGN, DATE AND RETURN THIS PROXY.
        (No additional boxes need be marked. If additional boxes are marked, this box will take precedence.)
--------------------------------------------------------------------------------------------------------------------------------

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

(1)     ELECTION OF                           [ ]   FOR all nominees listed below (except as indicated below)
        DIRECTORS                             [ ]   WITHHOLD AUTHORITY to vote for all nominees listed below

        (01) William T. McCormick, Jr., (02) John M. Deutch, (03) James J. Duderstadt, (04) Kathleen R. Flaherty,
        (05) Earl D. Holton, (06) David W. Joos, (07) William U. Parfet, (08) Percy A. Pierre, (09) Kenneth L. Way,
        (10) Kenneth Whipple, and (11) John B. Yasinsky.

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

--------------------------------------------------------------------------------------------------------------------------------

                                                       FOR  AGAINST  ABSTAIN       PLEASE SIGN, DATE AND RETURN THIS PROXY.
(2)     Ratification of appointment of independent
        auditors (subject to the Board's authority     [ ]    [ ]      [ ]
        to replace the auditors either prior to or
        after the vote of the shareholders).

                                                                                   Signed_______________________________

                                                                                   Dated__________________________, 2002


                                                PLEASE VOTE, SIGN AND DATE BELOW

